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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

    Berlingeri                     Mark
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   (Last)                          (First)                   (Middle)

    395 Hudson Street, 6th Floor
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   (Street)

    New York                         NY                       10014
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   (City)                           (State)                  (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

     02/29/00
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3. I.R.S. Identification Number of Reporting Person, if any entity (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

    InterWorld Corporation/INTW
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

                     Sr. Vice President Worldwide Services
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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             Table I - Non-Derivative Securities Beneficially Owned
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 1. Title of Security      2. Amount of Securities      3. Ownership Form:     4. Nature of Indirect Beneficial
    (Instr. 4)                Beneficially Owned           Direct (D) or          Ownership
                              (Instr. 4)                   Indirect (I)           (Instr. 5)
                                                           (Instr. 5)
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    Common Stock                 135 (1)                       D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the Form is filed by more than one reporting person, see Instruction
    5(b)(v)

              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, call, warrants, options, convertible securities)

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                                                                                                    5. Owner-
                                                  3. Title and Amount of Securities                    ship
                                                     Underlying Derivative Security                    Form of
                        2. Date Exercisable          (Instr. 4)                                        Derivative
                           and Expiration Date    ---------------------------------  4. Conver-        Security:
                           (Month/Day/Year)          Title              Amount          sion or        Direct       6. Nature of
                        -----------------------                         or              Exercise       (D) or          Indirect
                          Date       Expira-                            Number          Price of       Indirect        Beneficial
1. Title of Derivative    Exer-      tion                               of              Derivative     (I)             Ownership
   Security (Instr. 4)    cisable    Date                               Shares          Security       (Instr. 5)      (Instr. 5)
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                                                     Sr. VP
Common Stock                                         Worldwide           75,000
Options                   01/05/99    10/05/08       Services            (2)             $10.00         D
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                                                     Sr. VP
Common Stock                                         Worldwide           50,000
Options                   06/01/00    06/01/09       Services            (3)             $15.00         D
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 Explanation of Responses:
(1) The Common Stock was acquired under the Corporation's Employee Stock Purchase Plan, whereby participants may purchase shares at a discount price.
(2) The Stock Options are exercisable on a staggered basis from date of grant with 5,000 shares vested per quarter in the first year and 1/60th vested on each monthly anniversary date thereafter.
(3) The Stock Options are exercisable on a staggered basis from date of grant with 20% vested on the first anniversary date and 5% vested at the end of each completed quarter thereafter.

                   /s/ Mark Berlingeri                      March 10, 2000
               ------------------------------------------   --------------------
               ** Signature of Reporting Person             Date




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.